UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  January 7, 2013

Auxilium Pharmaceuticals, Inc.

(Exact Name of Registrant Specified in Charter)

Delaware	000-50855	23-3016883
(State or Other	(Commission File	(I.R.S. Employer
Jurisdiction of	Number)	Identification No.)
Incorporation)

40 Valley Stream Parkway
Malvern, PA	19355
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:   (484) 321-5900

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01                                           Regulation FD Disclosure.

Auxilium Pharmaceuticals, Inc. issued a press release announcing that it has exercised its exclusive option under the Second Amended and Restated Development and License Agreement, dated as of August 31, 2011, with BioSpecifics Technologies Corp., Inc. to expand the field of its license for collagenase clostridium histolyticum to include the potential treatment of adult patients with edematous fibrosclerotic panniculopathy, commonly known as cellulite.

The foregoing is qualified in its entirety by the text of the joint press release attached as Exhibit 99.1 hereto and incorporated herein by reference.  All readers are encouraged to read the entire text of the joint press release attached hereto.

Item 8.01                                           Other Events.

On January 7, 2013, Auxilium Pharmaceuticals, Inc. (the “Company”) announced that it has exercised its exclusive option under the Second Amended and Restated Development and License Agreement (“CCH License Agreement”), dated as of August 31, 2011, with BioSpecifics Technologies Corp., Inc. (“BioSpecifics”) to expand the field of its license for collagenase clostridium histolyticum (“CCH”) to include the potential treatment of adult patients with edematous fibrosclerotic panniculopathy (“EFP”), commonly known as cellulite.  The Company exercised its option to include cellulite as an additional indication by making a one-time license fee payment of $500,000 to BioSpecifics on January 4, 2013.  As a result of this exercise, the Company’s exclusive, worldwide license has now been expanded, subject to the terms of the CCH License Agreement, to include all research, development, use, commercialization, marketing, sales and distribution rights for CCH for the potential treatment of cellulite.

Item 9.01                                           Financial Statements and Exhibits.

(d)                                 Exhibits.

99.1	Press Release, dated January 7, 2013, issued by Auxilium Pharmaceuticals, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

AUXILIUM PHARMACEUTICALS, INC.

Date: January 7, 2013	By:	/s/ James E. Fickenscher

James E. Fickenscher

Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Press Release, dated January 7, 2013, issued by Auxilium Pharmaceuticals, Inc.